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                                                               Exhibit 12.1

                  UAL Corporation and Subsidiary Companies

              Computation of Ratio of Earnings to Fixed Charges


                                         Six Months Ended
                                             June 30
                                         1995        1994
                                           (In Millions)
Earnings:

  Earnings (loss) before income taxes  $   257     $    (1)
  Fixed charges, from below                587         497
  Undistributed earnings of affiliates     (23)         -
  Interest capitalized                     (22)        (19)

    Earnings                           $   799     $   477


Fixed charges:

  Interest expense                     $   203     $   166

  Portion of rental expense
    representative of the
    interest factor                        384         331

      Fixed charges                    $   587     $   497


Ratio of earnings to
  fixed charges                           1.36         (a)



(a) Earnings were inadequate to cover fixed charges by $20 million in the first six months of 1994.

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